Exhibit 10.1

April 2, 2019

Mr. Donald T. Gardner III

2005 Prairie Dog Drive,

Wake Forest, NC 27587

donald.t.gardner@gmail.com

Dear Don,

I am pleased to confirm our offer of employment with Kewaunee Scientific Corporation as our Chief Financial Officer, reporting to Tom Hull, President and CEO. In this position, your starting salary will be $20,833.33 monthly ($250,000.00 annualized). Following our normal practices, this offer is made contingent upon your passing a pre-employment drug test and background screen.

In addition to your salary, we offer an attractive benefits package, which includes a health care program, dental plan, life insurance, disability income program, 401(k) retirement savings plan, flexible spending accounts, on-site Nurse Practitioner program, as well as other benefits provided to full-time Associates. A copy of the salaried fringe benefit document is attached for your reference. If you should have any questions concerning the fringe benefits, please feel free to contact me.

We are also delighted to offer you extended benefits based on your role in the organization over and above our standard benefits package. These benefits include (pending formal Board approval) participation in our annual cash bonus program at a rate of 40% of your annual salary, participation in our long term equity incentive program at a rate of 40% of your annual salary and participation in the Company’s 409(a) deferred compensation program. You will also be entitled to four weeks of vacation upon hire.

We also are delighted to offer you a sign-on bonus of $15,000 payable 30 days after your start date as well as a comprehensive relocation program which is outlined under separate cover.

Pre-employment Requirements

As mentioned above, your employment is contingent upon fulfilling a pre-employment drug screen and background check.

Pursuant to the Immigration and Nationality Act, our Company is required to verify the identity and employment authorization of all new hires. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form (I-9) within your first three days of hire. Kewaunee also participates in the E-Verify program. Please call me if you have any questions regarding our employment authorization process.

You will also be required to read and sign the acknowledgements for the following documents and policies:

•	Kewaunee Associate Handbook Acknowledgement and Agreement

•	Agreement Concerning Employee Inventions and Confidential Information

•	Alcohol-Free and Drug-Free Workplace Policy Acknowledgement Form

•	Conflict of Interest Policy

•	Policy on Sensitive Payments

•	Standards of Conduct and Corrective Actions

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275

Mr. Gardner

Pay Schedule

Kewaunee exempt Associates are paid on a monthly schedule, the last day of the month. Direct deposit of your payroll check is required; please bring a voided check with you on your start date.

Hours and Holiday Schedule

Corporate Office hours in Statesville, NC are 8:00 a.m. – 5:00 p.m.

Your normal work schedule will be Monday through Friday 8:00 a.m. – 5:00 p.m. Due to the nature of your position, you will be required to work additional hours.

A holiday schedule is enclosed for your reference.

Associate Handbook

You will be provided a copy of the Kewaunee Associate Handbook. It is your responsibility to familiarize yourself with the policies and procedures that apply to you as an Associate of Kewaunee.

Don, we think this is a very comprehensive and competitive offer, reflecting our opinion of your potential in our Company. We believe that you could make a great contribution to our Company, have fun, and enjoy real personal growth in the years ahead.

Should you have any questions concerning this offer, please call me. Please confirm your acceptance by signing a copy of this letter, indicating your start date, and return it to my attention. We appreciate your response within five business days or sooner.

Best Regards,

/s/ Elizabeth D. Phillips

Elizabeth Phillips, SPHR, SHRM-SCP

Vice President of Human Resources

Enclosures

Copy to: Tom Hull, President and CEO

               Personnel File

I, Donald T. Gardner III, accept the terms and conditions of this offer, and I will report to work on Target April 30, 2019.

Signed	/s/ Donald T. Gardner III	4/2/19
	Donald T. Gardner III	Date